Exhibit 10.40

US Employees

EVERCORE PARTNERS INC.

2006 STOCK INCENTIVE PLAN

NOTICE OF AWARD OF RESTRICTED STOCK UNITS

Evercore Partners Inc. (the “Company”), pursuant to its 2006 Stock Incentive Plan (the “Plan”), hereby awards to the participant identified below a restricted stock unit award with respect to the number of shares of the Company’s Class A common stock indicated below (the “Award”). The Award is effective on the grant date indicated below and is subject to the terms set forth herein and in the Restricted Stock Unit Award Terms and Conditions attached hereto (the “Terms and Conditions”).

Participant

Grant Date

Number of Restricted Stock Units Granted

Vesting Schedule	25% of this Award will vest on each of the first, second, third and fourth anniversaries of the Grant Date, subject in each case to the Participant’s continued service with one or more of the Company’s Affiliates through the applicable vesting date and subject further to accelerated vesting in certain cases, all as specified in the attached Terms and Conditions.

This Award is contingent on your delivery to the Company of an executed copy of the attached Confidentiality, Non-Solicitation and Proprietary Information Agreement (the “Confidentiality Agreement”) within 30 days of the Grant Date. If you timely return the executed Confidentiality Agreement, you will be deemed to have accepted this Award on the terms set forth herein and in the attached Terms and Conditions. If you do not timely return the executed Confidentiality Agreement, you will be deemed to have declined this Award and will not have any rights hereunder.

EVERCORE PARTNERS INC.

By:

Date:

Attachments:	Restricted Stock Unit Award Terms and Conditions 2006 Stock Incentive Plan Prospectus Confidentiality, Non-Solicitation and Proprietary Information Agreement

RESTRICTED STOCK UNIT AWARD TERMS AND CONDITIONS

The following constitute the terms and conditions (the “Terms and Conditions”) of the restricted stock units awarded by Evercore Partners Inc. (the “Company”) to the participant (the “Participant”) indicated in the attached Notice of Award of Restricted Stock Units (the “Notice”):

1. Grant of RSUs. Effective on the date of grant indicated in the Notice (the “Grant Date”), the Company grants to the Participant the number of restricted stock units (“RSUs”) indicated in the Notice, on the terms and conditions hereinafter set forth. Each RSU represents the unfunded, unsecured right of the Participant to receive one Share. The Participant will become vested in the RSUs, and take delivery of the Shares subject thereto, as set forth in these Terms and Conditions. Capitalized terms not otherwise defined herein have the same meanings as in the Plan.

2. Vesting and Delivery.

(a) Subject to the Participant remaining in continuous service with the Company through the relevant Vesting Event (as hereinafter defined), the Participant shall become vested in the RSUs subject hereto as follows (the occurrence of each such event described herein, a “Vesting Event”):

(i) Twenty-five percent (25%) of the total number of RSUs subject hereto shall become vested on the first anniversary of the Grant Date;

(ii) Twenty-five percent (25%) of the total number of RSUs subject hereto shall become vested on the second anniversary of the Grant Date;

(iii) Twenty-five percent (25%) of the total number of RSUs subject hereto shall become vested on the third anniversary of the Grant Date;

(iv) Twenty-five percent (25%) of the total number of RSUs subject hereto shall become vested on the fourth anniversary of the Grant Date; and

(v) Any otherwise unvested RSUs shall become one hundred percent (100%) vested upon (A) the occurrence of a Change in Control, (B) the Participant’s death, (C) the Participant’s Disability, (D) the termination of the Participant’s service by the Company without Cause (as defined below), or (E) the Participant becoming eligible for a Qualifying Retirement (as defined below).

(b) Upon cessation of the Participant’s service with the Company for any reason other than death, Disability, Qualifying Retirement or termination by the Company without Cause, all then unvested RSUs shall immediately be forfeited by the Participant, without payment of any consideration therefor.

(c) Upon the occurrence of a Vesting Event, one Share shall be issuable for each RSU that vests on the date of such Vesting Event, subject to the terms and provisions of the Plan and these Terms and Conditions (including, without limitation, Section 2(e) below). Thereafter, upon satisfaction of any required tax withholding obligations and except as otherwise provided in Section 2(d) below, the Company shall deliver to the Participant Shares underlying any vested RSUs as soon as practicable (but in no event later than 15 calendar days after the Vesting Event).

(d) In the event of a Vesting Event described in Section 2(a)(v)(D)( termination without Cause), each Share issuable in respect of an RSU then vesting will be delivered by the Company (following satisfaction of applicable tax withholding requirements) on the earlier of (i) the date the RSU would otherwise have vested (but for a cessation of the Participant’s service) under

Sections 2(a)(i)-(iv)(anniversaries of the Grant Date), 2(a)(v)(A)(Change in Control), 2(a)(v)(B) (death) or 2(a)(v)(C)(Disability) as applicable, or (ii) March 15th of the year following the year of such termination; provided in each case that, within 45 days following such termination, the Participant has executed a general release of claims against the Company and its Affiliates in a form reasonably prescribed by the Company and such release has become irrevocable. If the Participant has failed to timely satisfy the release requirements described in the preceding sentence, any RSUs vesting under Section 2(a)(v)(D) and any Shares otherwise issuable under this paragraph will be forfeited and the Participant will have no further rights hereunder.

(e) A stop-transfer order will be issued with respect to each Share issued upon the Participant becoming eligible for a Qualifying Retirement. While that stop transfer order is in effect, the subject Share (including, for this purpose, any other security that is distributed in respect thereof or into which that Share is converted) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered other than by will or the laws of descent or distribution (in which case, the heir or intestate successor will take title to the Share subject to the terms of this paragraph). The Company will direct the transfer agent to remove the stop-transfer order promptly following the earliest of: (i) the Participant’s death, (ii) the Participant’s Disability, and (iii) (A) the first anniversary of the date of the Participant’s cessation of service, if the RSUs would otherwise have vested prior to such anniversary pursuant to Sections 2(a)(i)-(iv)(anniversaries of the Grant Date) or 2(a)(v)(A)(Change in Control), or (B) the date the RSUs would otherwise have vested pursuant to Sections 2(a)(i)-(iv) or 2(a)(v)(A), if such date is after the first anniversary of the Participant’s cessation of service; provided that, in any case, no cancellation of the Share is required pursuant to Section 11. If the forfeiture of a Share is required pursuant to Section 11, the Share will be cancelled and the Participant (and his or her heirs or intestate successors) will have no further rights in respect thereof.

(f) In the event of the death of the Participant, the delivery of Shares under Section 2(c) shall be made in accordance with the beneficiary designation form on file with the Company; provided, however, that, in the absence of any such beneficiary designation form, the delivery of Shares under Section 2(c) shall be made to the person or persons to whom the Participant’s rights with respect to this Award shall pass by will or by the applicable laws of descent and distribution.

(g) For purposes of these Terms and Conditions, service with the Company will be deemed to include service with the Company’s Affiliates, but only during the period of such affiliation.

3. Definitions. For purposes of these Terms and Conditions and notwithstanding any provision of the Plan to the contrary, the following definitions will apply:

(a) “Cause” means (i) the Participant’s material breach of any of the Restrictive Covenants (as defined below), any published policy of the Company or its Affiliates applicable to the Participant, including the Company’s or any of its Affiliates’ Code of Ethics; (ii) any act or omission by the Participant that causes the Participant, the Company or any of the Company’s Affiliates to be in violation of any law, rule or regulation related to the business of the Company or its Affiliates, or any rule of any exchange or association of which the Company or its Affiliates is a member, which, in any such case, would make the Participant, the Company or any of the Company’s Affiliates subject to being enjoined, suspended, barred or otherwise disciplined; (iii) the Participant’s conviction of, or plea of guilty or no contest to, any felony; (iv) the Participant’s participation in any fraud or embezzlement; (v) gross negligence, willful misconduct by the Participant in the course of employment or the Participant’s deliberate and unreasonably continuous disregard of his or her material duties; or (vi) the Participant’s committing to, or engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or any of its Affiliates which, in any such case, has a material adverse effect on the Company; provided, however, that in the case of clauses (i), (ii), (v) and (vi), “Cause” shall not exist if such breach, act or omission, if capable of being cured (in the good faith determination of the Company’s CEO), shall have been cured within ten business days after the Company provides the Participant with written notice thereof.

(b) “Qualifying Retirement.” A Participant will be eligible for a Qualifying Retirement once he or she has satisfied the following conditions: (i) the sum of the Participant’s age plus completed years of continuous service with the Company is greater than 65; (ii) the Participant is at least age 55 and has completed at least 5 years of continuous service with the Company; and (iii) the Participant has completed one year of service with the Company after providing the Company with written notice of his or her intent to retire (which notice may not be provided earlier than one year prior to the satisfaction of the conditions stated above in clauses (i) and (ii)).

4. Adjustments Upon Certain Events. The Committee shall, in its sole discretion, make equitable substitutions or adjustments to the number of Shares and RSUs subject hereto pursuant to Section 9(a) of the Plan.

5. No Right to Continued Employment. Neither the Plan, the Notice nor these Terms and Conditions shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Affiliates. Further, the Company (or, as applicable, its Affiliates) may at any time dismiss the Participant, free from any liability or any claim under the Plan, the Notice or these Terms and Conditions, except as otherwise expressly provided herein.

6. No Acquired Rights. The Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time, and the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). In addition, (a) the value of the RSUs or the Shares subject hereto shall not be used for purposes or determining any benefits or compensation payable to the Participant or the Participant’s beneficiaries or estate under any benefit arrangement of the Company, and (b) except as otherwise provided herein, the termination of the Participant’s employment with the Company or its Affiliates under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under the Notice, these Terms and Conditions or the Plan that may arise as a result of such termination of employment.

7. No Rights of a Stockholder; Dividend Equivalent Payments.

(a) The Participant shall not have any rights or privileges as a stockholder of the Company, which for the avoidance of doubt includes no rights to dividends or to vote, until the Shares in question have been registered in the Company’s register of stockholders as being held by the Participant.

(b) The foregoing notwithstanding:

(i) if the Company declares and pays a cash dividend or distribution with respect to its Shares, the RSUs subject hereto will be increased by a number of additional RSUs determined by dividing (A) the total dividend or distribution that would then be payable with respect to a number of Shares equal to the number of RSUs outstanding hereunder on the dividend or distribution record date for which no Vesting Event has yet occurred, divided by (b) the Fair Market Value on the dividend or distribution record date. Additional RSUs credited under this paragraph will be subject to the same terms and conditions (including the same vesting and delivery schedule) as the RSUs outstanding hereunder on the applicable dividend or distribution record date for which no Vesting Event has yet occurred.

(ii) if the Company declares and pays a cash dividend or distribution with respect to its Shares after the occurrence of a Vesting Event with respect to particular RSUs but before Shares are issued in respect thereof, the Company will make a special cash payment to the Participant equal to the amount of the dividend or distribution that would have been payable to the Participant had he or she been the record holder of those Shares on the record date of such dividend or distribution. Such special cash payment will be subject to withholding for applicable taxes.

8. Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to this Award shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the Notice, these Terms and Conditions or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.

9. Transferability. Except as set forth in Section 2(f), the RSUs (and, prior to their actual issuance, the Shares subject hereto) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 9 shall be void and unenforceable.

10. Withholding. The Company or any Affiliate shall have the right and are hereby authorized to withhold from any transfer due under this Award, or from any other compensation or amount owing to the Participant, applicable withholding taxes with respect to this Award to satisfy all obligations for the payment of such taxes. The payment of any applicable withholding taxes through the withholding of Shares otherwise issuable under this Award shall not exceed the minimum required withholding liability.

11. Restrictive Covenants.

(a) The Participant has agreed to be bound by certain restrictive covenants during his or her service to the Company and following the cessation of that service for any reason (such covenants, together with any restrictive covenants made by the Participant after the date hereof, the “Restrictive Covenants”). As a condition to the issuance or delivery of Shares in respect of RSUs, the Participant may be required to certify, in a manner acceptable to the Company, that he or she continues to be in compliance with the Restrictive Covenants.

(b) If the Participant violates any of the terms of the Restrictive Covenants, then the Participant will immediately forfeit any remaining RSUs (even if otherwise vested) for which Shares have not yet been delivered. In addition, in the event of such conduct, the Participant will be required to repay to the Company any dividend or distribution equivalent amounts paid under Section 7(b)(ii) in respect of such Shares.

(c) Similarly, if the Participant’s service with the Company terminates as a result of the Participant becoming eligible for a Qualifying Retirement and, within 12 months following such termination, the Participant engages in conduct that violates the Restrictive Covenants (or that would have violated the Restrictive Covenants, but for any prior expiration of the otherwise applicable restricted period): (i) the Participant will immediately and automatically forfeit any remaining RSUs (even if otherwise vested) for which Shares have not yet been delivered, and (ii) any Shares that are subject to a stop transfer order as contemplated by Section 2(e) above (the “Additional Shares”) will be cancelled and all of Participant’s right, title and interest in the Additional Shares shall be extinguished. In addition, in the event of such conduct, the Participant will be required to repay to the Company an amount equal to the sum of any dividends or distributions paid with respect to the Additional Shares (including any amounts paid under Section 7(b)(ii) pending issuance of the Additional Shares).

(d) The remedies contained in this section will be in addition to, not in lieu of, any other available remedies.

12. Choice of Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW.

13. RSUs Subject to Plan. All the RSUs are subject to the Plan, a copy of which has been provided to the Participant and the terms of which are incorporated herein by this reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Notice and these Terms and Conditions may only be amended in writing.

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